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                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                            SCHEDULE 13G

             Under the Securities Exhchange Act of 1934
                        (Amendment No. 13)*

               TRANS WORLD ENTERTAINMENT CORPORATION
                          (Name of Issuer)

               COMMON STOCK, PAR VALUE $.01 PER SHARE
                   (Title of Class of Securities)

                            89336 Q 10 0
                           (CUSIP Number)

Check the following Box if a Fee is being paid with this statement [   ].  (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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(1) NAMES OF REPORTING PERSONS:  ROBERT J. HIGGINS
    S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:  ###-##-####

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (A) [   ]
                                                      (B) [X]
(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES

    NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
        (5) SOLE VOTING POWER:                         12,340,100  SHARES
        (6) SHARED VOTING POWER:                           88,050  SHARES
        (7) SOLE DISPOSITIVE POWER:                    12,340,100  SHARES
        (8) SHARED DISPOSITIVE POWER:                      88,050  SHARES

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
        12,428,150   SHARES

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):  23.3%

(12) TYPE OF REPORTING PERSON:  IN
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DATE:  DECEMBER 31,1999
FILING FEE:  NO


ITEM 1  (A) NAME OF ISSUER: TRANS WORLD ENTERTAINMENT CORPORATION

ITEM 1  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                38 CORPORATE CIRCLE
                ALBANY, NEW YORK 12203

ITEM 2  (A) NAME OF PERSON FILING:  ROBERT J. HIGGINS

ITEM 2  (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                38 CORPORATE CIRCLE
                ALBANY, NEW YORK 12203

ITEM 2  (C) CITIZENSHIP:  UNITED STATES

ITEM 2  (D) TITLE OF CLASS OF SECURITIES:
               COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 2  (E) CUSIP NUMBER: 89336Q 10 0

ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13-d-1(b), CHECK WHETHER
               THE PERSON FILING IS A:  Not Applicable

ITEM 4  (A) OWNERSHIP: AMOUNT BENEFICIALLY OWNED:           12,428,150 SHARES
ITEM 4  (B) PERCENT OF CLASS:  23.3%

ITEM 4  (C) (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE 12,340,100 SHARES
                     (II)   SHARED POWER TO VOTE                88,050 SHARES
                     (III)  SOLE POWER TO DISPOSE           12,340,100 SHARES
                     (IV)  SHARED POWER TO DISPOSE              88,050 SHARES

ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not Applicable

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
               Not Applicable

ITEM 7  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING RECORDED ON BY THE PARENT HOLDING COMPANY:
	       Not Applicable

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               Not Applicable

ITEM 9  NOTE OF DISSOLUTION OF THE GROUP:  Not Applicable

ITEM 10 CERTIFICATION: Not Applicable

SIGNATURE

        AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

        JANUARY 28, 2000                      By:/S/Robert J. Higgins
                                                 --------------------
                                                 ROBERT J. HIGGINS